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                                                             Exhibit 99.26(d)(1)

GROUP INSURANCE POLICY

SECURIAN LIFE INSURANCE COMPANY
400 Robert Street North  -  St. Paul, Minnesota 55101-2098

[SECURIAN(TM) LOGO]

READ YOUR POLICY CAREFULLY

This group policy was issued to the policyholder on the issue date shown on the specifications page attached to this group policy. We promise to pay the benefits provided by this group policy, subject to the conditions, limitations and exceptions of this group policy. We make this promise and issue this group policy in consideration of the application for this group policy and the payment of the premiums.

FREE LOOK

It is important to us that you are satisfied with this group policy after it is issued. If you are not satisfied with this group policy you may return it to us or our agent within 10 days after you receive it. You may also cancel this group policy by delivering or mailing a written notice to Securian Life Insurance Company (Securian Life), 400 Robert Street North, St. Paul, Minnesota 55101-2098 and returning the group policy before midnight of the 10th day after you receive this group policy. Notice given by mail and return of the group policy by mail are effective on being postmarked, properly addressed and postage prepaid. If you return the group policy, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid.


/s/ [ILLEGIBLE]                                                  /s/ [ILLEGIBLE]
Secretary                                                             President

FOR OPTION A, THE INITIAL DEATH BENEFIT FOR PERSONS INSURED UNDER THIS GROUP POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON EACH CERTIFICATE. FOR OPTION B, THE INITIAL DEATH BENEFIT FOR PERSONS INSURED UNDER THIS GROUP POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON EACH CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE, IF ANY. FOR OPTION B, THEREAFTER, THE DEATH BENEFIT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

THE ACCOUNT VALUES OF THE CERTIFICATES ISSUED UNDER THIS GROUP POLICY WILL VARY FROM DAY TO DAY. THEY MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.

TABLE OF CONTENTS

Definitions                                                                    2
General Information                                                            3
Death Benefit                                                                  4
Payment of Proceeds                                                            5
Premiums                                                                       5
Group Policy Charges                                                           6
Separate Account                                                               7
Exchange Privilege                                                             9
Paid-Up Insurance Option                                                       9
Account Values                                                                 9
Surrenders and Withdrawals                                                    10
Reports                                                                       10
Loans                                                                         10
Termination                                                                   11
Conversion Right                                                              12
Additional Information                                                        13

VARIABLE GROUP UNIVERSAL LIFE INSURANCE POLICY - NONPARTICIPATING

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DEFINITIONS

ACCOUNT VALUE

The sum of the values under the separate account, the guaranteed account and the loan principal of a certificate. They are identified as the separate account value, the guaranteed account value, and the loan principal, respectively.

ACTIVELY AT WORK

To be actively at work for the purposes of this group policy, the eligible person must be currently working at the employer's normal place of business at least [20] hours a week. A person is not considered actively at work if not at work due to illness or injury. Unless otherwise specified in this group policy an insured must continue to meet the actively at work requirement as specified in this group policy for his or her coverage to remain in force.

AGE

Age at last birthday.

ASSOCIATED COMPANY

Any company which is a subsidiary or affiliate of the policyholder which is designated by the policyholder and agreed to by us to participate under this group policy.

CERTIFICATE ANNIVERSARY

The same day in each succeeding year as the certificate date.

CERTIFICATE DATE

The first day of the calendar month on or following a certificate's effective date of coverage. This is the date from which we determine certificate monthly anniversaries, certificate months and certificate years.

CERTIFICATE MONTH

A calendar month in which insurance is provided under a certificate of this group policy.

CERTIFICATE YEAR

A period of twelve consecutive months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under a certificate of this group policy.

ELIGIBLE INSURED

A person who meets the requirements on the specifications page attached to this group policy.

FACE AMOUNT

The face amount of insurance on the life of the insured as shown on the specifications page of the owner's certificate.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of Securian Life other than those in the separate account or in other separate accounts established by us.

GROUP POLICY ANNIVERSARY

The same day and month in each succeeding year as the group policy date.

GROUP POLICY DATE

The first day of the calendar month on or following the issue date of the group policy.

GUARANTEED ACCOUNT

Assets other than the loan principal that are held in our general account and attributable to a certificate issued under this group policy, and others of its class.

GUARANTEED ACCOUNT VALUE

The sum of all net premiums and transfers allocated to the guaranteed account and interest and experience credits declared thereon, minus amounts transferred to the separate account or removed in connection with a withdrawal or loan and minus charges assessed against the guaranteed account value.

INSURED

An eligible insured who becomes insured under a certificate issued under this group policy.

ISSUE DATE

The date coverage under this group policy may become effective. The issue date is shown on the group policy specifications page attached to this group policy.

LAPSE

Termination of insurance coverage under a certificate due to non-payment of a premium during its grace period in an amount that, after the deduction of premium expense charges, is sufficient to cover the monthly deduction due at the time the notice was sent.

LOAN PRINCIPAL

The portion of the general account which is attributable to loans under certificates issued under this group policy and others of its class.

MONTHLY ANNIVERSARY

The same day of each succeeding month as the certificate date.

NET CASH VALUE

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The account value under a certificate issued under this group policy, less any outstanding loan principal and accrued loan interest charges and any charges over due, plus accrued loan interest credits. It is the amount an owner may obtain through surrender of that certificate. The cash surrender value of a certificate issued under this group policy will be determined as often as any certificate values vary, but at least monthly.

NET PREMIUM

The premium less premium expense charges deducted from the premium. The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on behalf of an owner.

OWNER

An owner of a certificate issued under this group policy.

PLANNED PREMIUM

A planned premium is a premium set and paid on a periodic basis. The amount of the planned premium is shown on the specifications page attached to the insured employee's certificate. The amount and frequency of the planned premium can be changed; however, the actual amount and frequency of premium payments will affect the account values and term of insurance.

POLICYHOLDER

The owner of this group policy as specified and identified on the specifications page attached to this group policy.

SEPARATE ACCOUNT

The separate investment account created by us to receive and invest net premiums received for a certificate issued under this group policy. The particular separate account for this group policy is the Securian Life Variable Universal Life Account. We established this separate account for this class of policies under Minnesota Law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

SEPARATE ACCOUNT VALUE

The sum of all sub-account values.

SUB-ACCOUNT

One or more sub-accounts constituting the separate account.

SUB-ACCOUNT VALUE

The current number of sub-account units credited to a certificate issued under this group policy multiplied by the current sub-account unit value.

UNIT

A measure of the owner's interest in a sub-account of the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

WE, OUR, US

Securian Life Insurance Company.

YOU, YOUR

An employer who makes insurance under this group policy available to its eligible employees and is named as the policyholder on the specifications page attached to this group policy.

GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?

This group policy and your signed application attached to this group policy contain the entire contract between you and us. Any statements you make in your signed application will be considered representations and not warranties. Also, any statement you make will not be used to void this group policy nor will it be used in our defense if we refuse to pay a claim under this group policy unless the statement is contained in your signed application.

No change or waiver of any of the provisions of this group policy, or any certificate issued under it, will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of this group policy or of any certificate issued under it. The rights of the policyholder, owner, insured or beneficiary shall not be affected by any provision not contained in the group policy, riders or amendments thereto signed by the policyholder and Securian Life.

WHEN DOES INSURANCE BECOME EFFECTIVE?

Insurance becomes effective on the date that all of the following conditions have been met:

     (1)  a prospective insured meets all eligibility requirements; and
     (2) if required, the owner applies for the insurance on forms which are approved by us; and
     (3) we are satisfied with the prospective insured's evidence of insurability, if we require evidence; and
     (4)  we receive the required premium.

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This effective date is shown on the specifications page attached to the owner's certificate.

MAY THIS GROUP POLICY BE AMENDED?

The consent of the owners and insureds is not required to amend this group policy or any certificate issued hereunder if the amendment concerns only administrative changes to this group policy. However, signed acceptance by owners or insureds is required for any amendment made after the effective date of this group policy which reduces or eliminates coverage for such owners or insureds and for which the owner or insured is making all required premium contributions. Any amendment will be without prejudice to any claim in connection with a loss sustained prior to the effective date of the amendment.

WHAT IS THE ACTIVELY AT WORK REQUIREMENT?

To be eligible to become insured or to receive an increase in the amount of insurance, the insured must be actively at work performing his or her customary duties at your normal place of business, or at other places your business requires the insured to travel.

If the insured is not actively at work on the date coverage would otherwise begin, or on the date an increase in his or her amount of insurance would otherwise be effective, he or she will not be eligible for the coverage or increase until the insured returns to active work. However, if the absence is on a non-work day, coverage will not be delayed provided the insured was actively at work on the work day immediately preceding the non-work day.

Except as otherwise provided for in this group policy, the insured is eligible to continue to be insured only while he or she remains actively at work.

WHEN WILL WE REQUIRE EVIDENCE OF INSURABILITY?

Evidence of insurability will be required if:

     (1) the amount of insurance requested is greater than the Maximum Guaranteed Issue amount shown on the specifications page attached to this group policy; or
     (2) the insurance is contributory and the employee does not enroll within [31 days] from the date he or she is first eligible; or
     (3) the insurance for which the employee previously enrolled did not go into effect or was terminated because the employee failed to make a required premium contribution; or
     (4) during a previous period of eligibility, the employee failed to submit evidence of insurability or that which was submitted was not satisfactory to us; or
     (5) [the employee is covered by an individual policy issued under the terms of the conversion privilege section, unless he or she cancels the individual policy without claim.]

DEATH BENEFIT

WHAT IS THE AMOUNT OF THE DEATH BENEFIT?

[The amount of the death benefit depends on whether Option A or Option B is selected by you as the death benefit option under this group policy. Option A is a level death benefit. Option B is an increasing death benefit. The death benefit option selected by you will be the death benefit option for all certificates issued under this group policy. The death benefit option is shown on the insured's certificate specifications page and will not change.]

OPTION A - LEVEL DEATH BENEFIT

The amount of the death benefit for Option A is:

     (1) the greater of the face amount of insurance on the date of death or the minimum death benefit on the date of death; plus
     (2)  any premium received after the date of death; minus
     (3) any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

OPTION B - INCREASING DEATH BENEFIT

The amount of the death benefit for Option B is:

     (1) the greater of the face amount of insurance on the date of death plus the account value as of the date of death, or the minimum death benefit on the date of death; plus
     (2)  any premium received after the date of death; plus
     (3)  any accrued loan interest credits; minus
     (4) any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

We intend for each certificate under this group policy to qualify as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. We reserve the right to increase the face amount of insurance, limit the amount of premium we will accept or refund cash value in order to maintain such qualification.

WHAT IS THE MINIMUM DEATH BENEFIT?

The minimum death benefit is an amount determined by us that is required to preserve the qualification of the certificate as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. The minimum death benefit is a percentage of the account value. The percentage depends on the test used in determining the qualification of life insurance. If the Cash Value Accumulation test is used, the percentage is identified in Table B (tobacco use as appropriate). If the Guideline Premium/Cash Value Corridor test is used, the percentage is identified in Table D. We reserve the right to change Table B.

CAN THE OWNER CHANGE THE DEATH BENEFIT OPTION?

[No.]

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WHAT IS THE FACE AMOUNT OF INSURANCE ON THE LIFE OF AN INSURED EMPLOYEE?

The face amount of insurance on the life of the insured employee is as shown on the specifications page of the owner's certificate.

MAY THE FACE AMOUNT OF INSURANCE CHANGE?

[Yes. The owner may apply at any time for a change through a written request in compliance with the limitations on the specifications pages attached to this group policy and to the certificate. If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured employee.

If a decrease in the current face amount is requested, we will grant the request. However, the amount of insurance may not be reduced to less than the Minimum Face Amount shown on the specifications page attached to this group policy. If following a decrease in face amount, the certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner's election), to the extent necessary to meet these requirements.]

WHEN WILL CHANGES IN THE FACE AMOUNT OF INSURANCE BECOME EFFECTIVE?

Increases are effective on the monthly anniversary on or following the date we approve the change, or any other date mutually agreed upon between you and us.

[Decreases in the face amount of insurance are effective on the monthly certificate anniversary on or following receipt of the written request by us.] However, if the owner requests that the decrease become effective on a specified future date, we will make the decrease effective on the certificate monthly anniversary on or next following the date requested.

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay the death benefit upon due proof of death, (typically a certified copy of the insured's death certificate), that the insured employee died while insured under this group policy.

We will pay interest on the death benefit from the date of the insured employee's death until the date of payment.

Interest shall be computed daily at an annual rate determined by us, but never less than [3%] per year compounded annually, and shall be added to and be a part of the total sum paid.

PAYMENT OF PROCEEDS

TO WHOM WILL WE PAY THE DEATH BENEFIT?

We will pay the death proceeds to the beneficiary or beneficiaries who are named in the owner's application unless the owner subsequently changes the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in the owner's last change of beneficiary request as provided for in this group policy.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED?

If a beneficiary dies before the insured employee, that beneficiary's interest in this group policy ends with that beneficiary's death. Only those beneficiaries who survive the insured employee will be eligible to share in the proceeds. If no beneficiary survives the insured employee, we will pay the proceeds according to the following order of priority:

     (1)  [the insured employee's lawful [spouse], if living; otherwise
     (2) the insured employee's natural or legally adopted child (children) in equal shares, if living; otherwise
     (3)  the insured employee's parents in equal shares, if living; otherwise
     (4)  the personal representative of the insured employee's estate.]

MAY THE OWNER CHANGE THE BENEFICIARY?

Yes. If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary. If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required. The owner's written request will be effective on the date it is signed by the owner, subject to its receipt in our home office.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner's request was so recorded.

CAN PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

The beneficiary can elect any of the settlement options offered by us at the time of the insured employee's death.

Upon the insured employee's death, if a settlement option other than lump sum payment has been requested, a guaranteed settlement illustration will be sent to the insured's beneficiary. This guaranteed settlement illustration will be based on the settlement option selected and the proceeds payable at the time of the insured employee's death. The annuity table utilized for the settlement options tables is the 1983 IAM - Table A.

Examples of the four available settlement options are shown as part of this group policy. The settlement option examples attached to this group policy are intended as generic examples of the available options and are not intended to be specific to the insured employee's coverage.

PREMIUMS

WHEN AND HOW OFTEN ARE PREMIUMS DUE?

A premium must be paid to put a certificate in force. This initial premium must be of an amount that, after the deduction of premium expense charges, will cover the first

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month's deductions. Premiums paid after the initial premium may be in any amount. A premium must be paid at such time when there is insufficient net cash value to pay the monthly deduction necessary to keep the certificate in force. Additional premium contributions are nonforfeitable after crediting.

IS THERE A GRACE PERIOD FOR THE PAYMENT OF PREMIUMS?

Certificates issued under this group policy have a 61-day grace period. The grace period will start on the day we mail the owner a notice of lapse. This will notify the owner that the certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deduction. We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under the certificate is insufficient to cover the monthly deduction for that insured. The certificate of insurance will remain in effect during the 61-day grace period. If sufficient premium is not paid by the end of the grace period, the insured's coverage with insufficient net cash value will lapse at the end of that 61-day period. The grace period does not apply to the first premium payment.

WHAT IS THE AMOUNT OF THE DEATH BENEFIT DURING THE GRACE PERIOD?

The death benefit amount under the death benefit option in effect for a certificate at the time of the insured's death will be paid if death occurs during the grace period.

GROUP POLICY CHARGES

WHAT TYPE OF CHARGES ARE THERE UNDER THIS GROUP POLICY?

Charges under this group policy are those which we deduct from premium payments (premium expense charges) and those which we deduct from the account value of each certificate (account value charges).

WHAT CHARGES ARE DEDUCTED FROM PREMIUM PAYMENTS?

From premiums paid, we will deduct the following premium expense charges: (1) a sales charge; (2) a premium tax charge; and (3) a federal tax charge. The remaining amount, or net premium, will be allocated to the guaranteed account and/or sub-accounts of the separate account, as directed by the owner, and become part of the certificate's net cash value.

     (1) The sales charge is for distribution expenses. This sales charge shall not exceed [five] percent of each premium paid.
     (2) The premium tax charge is to compensate us for the premium tax we pay to state and local governments, and such other charges or expenses as we may incur with respect to this group policy, including guaranty fund assessments. This charge is currently [two] percent. The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes and other charges or expenses. This premium tax charge shall not exceed [four] percent of each premium paid.
     (3) The federal tax charge is to compensate us for the corporate federal income taxes that result from a sale of this group policy. The federal tax charge is [1.25] percent of each premium paid if the group policy is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and [0.25] percent if deemed a group contract under that Act.

WHAT CHARGES ARE DEDUCTED FROM THE ACCOUNT VALUE OF EACH CERTIFICATE?

From the net cash value of each certificate issued under this group policy, we will deduct a monthly deduction and any applicable transaction charges as account value charges. If the net cash value is insufficient to cover the account value charges, the certificate will lapse unless sufficient payment is received within the grace period.

The monthly deduction will be the sum of: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by rider. The monthly deduction will be deducted on the certificate date and on each succeeding certificate monthly anniversary.

     (1) The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this group policy. The maximum administration charge is [$4] per month.
     (2) The cost of insurance charge is for providing the death benefit under each certificate under this group policy. The charge is calculated by multiplying the net amount at risk (the net amount at risk for each certificate is the difference between the death benefit and the account value) under each certificate by a cost of insurance rate which varies with the insured's age and rate class. The rate is guaranteed not to exceed rates determined on the basis of the 1980 Commissioners Standard Ordinary, 75% male, age at last birthday mortality table (tobacco, non-tobacco or uni-tobacco as appropriate). The group policy charges described as Table A attached herein are maximum cost of insurance rates.
     (3) The charge for any additional benefits, if any, is for providing the coverages offered by rider(s).

Transaction charges are to compensate us for the administrative costs incurred in processing a transaction. Currently, a transaction charge applies to each withdrawal. The amount of the charge is the [lesser of $25 or two percent] of the amount withdrawn. We may also deduct a charge for any transfer of funds between the guaranteed account and the separate account or among the sub-accounts of the separate account. The amount charged will not exceed $10. Transaction charges will be deducted at the end of the day on which the transaction occurs.

Account value charges will be deducted from the guaranteed account value and the separate account value

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in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

HOW DO WE DETERMINE THE COST OF INSURANCE?

The cost of insurance on the life of an employee for a certificate month is equal to a rate multiplied by the net amount at risk for the certificate. The rate is based on the employee's age and rate class. The rate is subject to change, but will never exceed the maximums shown in Table A. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for tobacco, non-tobacco or uni-tobacco as appropriate. The calculation of the net amount at risk depends on the death benefit option in effect for a certificate as follows:

OPTION A - LEVEL DEATH BENEFIT

The net amount at risk is equal to:

     (1) the greater of the face amount of insurance or the minimum death benefit; minus
     (2) the account value immediately prior to the deduction of the cost of insurance.

OPTION B - INCREASING DEATH BENEFIT

The net amount at risk is equal to the greater of:

     (1)  the face amount of insurance; or
     (2) the minimum death benefit minus the account value immediately prior to the deduction of the cost of insurance.

MAY CHARGES BE ASSESSED AGAINST THE SEPARATE ACCOUNT ASSETS?

Yes. We reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

CAN CHARGES UNDER THIS GROUP POLICY CHANGE?

Yes. Changes in the sales charge, premium tax charge, federal tax charge, monthly administration charge, withdrawal charge, transfer charge and cost of insurance rate will be made by class and will be based on changes in future expectations of investment earnings, mortality, persistency and expenses. These charges will be reviewed annually to determine if any adjustments should be made and whenever the policy cost factors for new issues are changed.

SEPARATE ACCOUNT

HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account in accordance with certain provisions of Minnesota insurance law.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

The purpose of the separate account is to hold assets attributable to the variable portion of this group policy and others of its class.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into sub-accounts. Those available to this group policy are listed on the specifications page attached to this group policy. Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-account which we may add in the future, as elected by the owner of each certificate issued under this group policy. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the policies of this class, we may substitute another fund. Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the State of New York. If required, that approval process will be on file with the regulatory authorities of the State of New York.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which this group policy belongs, to another separate account. If such a transfer is made, the term "separate account" as used in this group policy, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

When permitted by law, we reserve the right to:

     (1) restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and
     (2) combine the separate account with one or more other separate accounts; and
     (3) de-register the separate account under the Investment Company Act of 1940.

HOW ARE NET PREMIUMS ALLOCATED?

Net premiums are allocated to the guaranteed account and/or to the sub-accounts of the separate account. The initial allocation elected is indicated in the application for a certificate of insurance issued hereunder. Allocations may be changed for future premiums. The owner may do this by giving us a written request or through any other method made available by us under this group policy. A change will not take effect until it is recorded by us in our home office.

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Allocations must be expressed in whole percentages. The allocation to the guaranteed account or to any sub-account of the separate account must be at least [ten] percent of the net premium. We reserve the right to restrict the allocation of premium to the guaranteed account. If we do so, no more than [fifty] percent of the net premium may be allocated to the guaranteed account. In the event of a material change in the investment policy of the separate account, all net premiums may be allocated to the guaranteed account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for the free look period of 10 days after the certificate holder receives his or her certificate. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during the free look period of the certificate. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

WHAT IS A TRANSFER?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.

MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THE CERTIFICATE?

Yes. Transfers from a sub-account of the separate account or from the guaranteed account may be made in writing, by telephone, or through any other method made available by us under this group policy. For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner's request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner's guaranteed account value at the time of transfer.

ARE THERE LIMITATIONS ON TRANSFERS?

Yes. Only one transfer may be made each certificate month for each certificate issued hereunder. The amount to be transferred to or from a sub-account of the separate account or the guaranteed account must be at least [$250]. If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than [$250], the entire account value attributable to that sub-account or the guaranteed account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than [$250], we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account is limited to [twenty] percent (or [$250] if greater) of the guaranteed account value. Transfers to or from the guaranteed account may be limited to [one] such transfer per certificate year.

We may modify the transfer privilege in the future by changing the minimum amount transferable (not to be less than $100 nor more than $500), by imposing a transfer charge (not to exceed $10), by prohibiting transfers out of the guaranteed account, or in such other manner as we may determine at our discretion.

HOW ARE UNITS DETERMINED?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which the premium is received at our home office. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units credited to a sub-account under an owner's certificate will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on certificate termination.

HOW IS A UNIT VALUED?

The unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges under this group policy which are assessed against separate account assets. The gross investment rate is equal to:

     (1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus
     (2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

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     (3)  the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

We reserve the right to deduct a charge against the separate account assets, or make other provisions for, any additional tax liability we may incur with respect to the separate account or the policies, to the extent that those liabilities exceed the amounts recovered through the deduction from premiums for premium taxes and federal taxes.

EXCHANGE PRIVILEGE

CAN THE OWNER TRANSFER ALL SUB-ACCOUNT VALUES UNDER THIS GROUP POLICY TO THE GUARANTEED ACCOUNT WITHIN THE FIRST 18 MONTHS?

Yes. Within the first 18 policy months of the effective date of coverage under this group policy, an owner may transfer all sub-account values under his or her certificate to the guaranteed account, without transfer or other restrictions, provided this group policy is in force and the required premiums are fully paid.

CAN THE OWNER EXCHANGE ALL SUB-ACCOUNT VALUES UNDER THIS GROUP POLICY TO THE GUARANTEED ACCOUNT IF THERE IS A MATERIAL CHANGE TO THE INVESTMENT POLICY OF THE SEPARATE ACCOUNT?

Yes. If there is a material change to the investment policy of the separate account, an owner may transfer all sub-account values under his or her certificate to the guaranteed account without transfer or other restrictions provided this group policy is in force and the required premiums are fully paid.

PAID-UP INSURANCE OPTION

Once per certificate year, an owner can apply his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this group policy. If the owner applies his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this group policy, we will terminate the owner's insurance provided under his or her original certificate and issue a new certificate specifications page showing the guaranteed fixed paid-up insurance. Insurance on any dependents insured by rider will terminate and such insurance can be converted to a policy of individual life insurance according to the conversion provisions of the rider.

The death benefit provided by the guaranteed fixed paid-up coverage will be determined as follows:

     (1) We will calculate the net cash value of the certificate on the date of the change. This will be the initial cash value of the guaranteed fixed paid-up coverage.
     (2) The amount of the paid-up death benefit will be determined by multiplying the net cash value by a paid-up insurance factor. The minimum paid-up insurance factors are shown in Table C.
     (3) The minimum cash value of the paid-up death benefit is determined by dividing the paid-up death benefit by the factor in Table C for the insured's attained age.

The net amount at risk provided by the guaranteed fixed paid-up coverage may not exceed the net amount at risk immediately prior to the exercise of this paid-up option. We reserve the right to return any excess net cash value and/or reduce the death benefit in order to achieve this.

Paid-up insurance terminates at age 95.

In no event will we be liable under the original and the guaranteed fixed paid-up coverages.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

ACCOUNT VALUES

WILL THE OWNER HAVE ACCESS TO THE NET CASH VALUE?

Yes. The owner has access to the certificate's net cash value. The net cash value is the account value of the certificate issued under this group policy, less the loan principal and accrued loan interest charges and any charges overdue, plus accrued loan interest credits. The net cash value is the amount the owner may apply to purchase guaranteed fixed paid-up insurance under this group policy.

HOW IS THE ACCOUNT VALUE DETERMINED?

The account value is determined separately for each certificate. It is the sum of the values under the separate account, the guaranteed account and the loan principal of a certificate.

The separate account value is the sum of units of each sub-account, credited to the certificate, multiplied by the unit value for that sub-account. Once determined, the number of units credited to a sub-account under an owner's certificate will not be affected by changes in the unit value. However, the number of units will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on a certificate termination.

IS THE SEPARATE ACCOUNT VALUE GUARANTEED?

No. The separate account value of each certificate is not guaranteed. The assets of the separate account will be valued as often as any certificate values vary, but at least monthly.

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IS THE GUARANTEED ACCOUNT VALUE GUARANTEED?

Yes. The guaranteed account value of each certificate is guaranteed by us. It cannot be reduced by the investment experience of the guaranteed account.

IS INTEREST CREDITED ON THE GUARANTEED ACCOUNT VALUE?

Yes. Interest is credited on the guaranteed account value of each certificate under this group policy. Interest is credited daily at a rate of not less than [three] percent per year, compounded annually. We guarantee this minimum rate for the life of this group policy.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GUARANTEED ACCOUNT?

Yes. As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

SURRENDERS AND WITHDRAWALS

MAY A CERTIFICATE BE SURRENDERED?

Yes. The owner of a certificate may request the surrender of a certificate at any time while the insured under that certificate is living.

WHAT IS THE SURRENDER VALUE OF THE CERTIFICATE?

The surrender value of a certificate is the net cash value.

The determination of the surrender value is made as of the end of the valuation period during which we receive the surrender request at our home office.

The cash surrender values and nonforfeiture benefits available under this group policy are not less than the minimum values and benefits required by any statute of the state in which this group policy is delivered. Any certificate delivered or deemed to be delivered in New York must comply with New York requirements.

The cash surrender value of a certificate will be furnished to the owner within twenty business days from the date of written request.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

IS A WITHDRAWAL PERMITTED?

Yes. The owner may make a withdrawal of the net cash value of a certificate. The amount of a withdrawal must be [$500] or more and it cannot exceed 100% of the net cash value of the certificate. A withdrawal will cause a decrease in the face amount equal to the amount withdrawn under those certificates issued with a level death benefit, Option A. A withdrawal has no effect on the face amount of an Option B death benefit. However, since the account value is reduced by the amount of the withdrawal, the death benefit under Option B will be reduced by this same amount at the time of the withdrawal. We reserve the right to change the minimum amount for withdrawals or limit the number of times the owner may make a withdrawal.

MAY THE OWNER DIRECT US AS TO HOW WITHDRAWALS WILL BE TAKEN FROM THE NET CASH VALUE?

Yes. The owner may tell us the sub-accounts from which a withdrawal is to be taken or whether it is to be taken in whole or in part from the guaranteed account. If the owner does not direct us as to how withdrawals will be taken, they will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. We reserve the right to restrict or prohibit withdrawals from the guaranteed account.

REPORTS

WILL THE OWNER RECEIVE AN ANNUAL STATEMENT OF ACCOUNT?

Yes. Each owner will receive an annual statement of account that shows the following:

     (1)  The total of all premiums paid and their allocation; and
     (2)  The policy charges; and
     (3)  The amount of any withdrawals; and
     (4)  The net cash value; and
     (5)  The amount of any loans outstanding against the account value; and
     (6)  The current death benefit; and
     (7)  The beginning and ending account values; and
     (8)  The investment gain or loss; and
     (9) Any other information required by the State of New York Superintendent of Insurance.

LOANS

CAN THE OWNER BORROW AGAINST THE NET CASH VALUE?

Yes. The owner may borrow an amount of at least [$100] and up to the maximum loan amount. This amount is determined as of the date we receive the request for a loan. Requests may be made in writing, by telephone, or through any other method made available by us under this group policy. The certificate will be the only security required for a loan. We will charge interest on the loan principal in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone payment of a loan for up to six months.

If we have not mailed or delivered the loan amount requested by the owner, up to a maximum of the loan value of his or her certificate, within 10 days of receipt of the loan request in our home office, we will pay interest on the loan amount. Interest will be at an annual rate determined by us, but never less than [3%]. Interest is calculated starting on the date the loan request is received in our home office and will be due starting on the tenth day following receipt of the loan request in our home office unless the amount of interest is less than $25.00, in which case, no interest is payable.

WHAT IS THE MAXIMUM LOAN AMOUNT AVAILABLE FOR A LOAN ON ANY CERTIFICATE?

The total amount available for a loan under any certificate is (a) minus (b), where (a) is ninety percent of the account value and (b) is the loan principal plus accrued loan interest charges. The maximum loan amount will be determined as of the date we receive the request for a loan at our home office.

WHAT IS THE EFFECT OF A LOAN?

When a loan is taken on a certificate, we will reduce the net cash value of the certificate by the amount borrowed. This determination will be made as of the end of the valuation period during which the loan request is received at our home office. The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan principal where it will accrue loan interest credits, and will be held in our general account.

HOW DOES A LOAN REDUCE NET CASH VALUE ON A CERTIFICATE?

Unless the owner directs us otherwise, the loan will be taken from a certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. The number of units to be canceled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of any certificate may decrease from day to day. The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or increase in the difference between the accrued loan interest charges and the accrued loan interest credits. If a certificate has a loan principal and no net cash value, the certificate will lapse.

WHAT IS THE INTEREST RATE CHARGED ON THE LOAN PRINCIPAL?

The interest rate charged on the loan principal will be [eight] percent per year.

The accrued loan interest charges on the loan principal will reduce the net cash value. Loan interest charges are due at the end of the certificate month. If the accrued loan interest charges are not paid at the end of the certificate month, this interest will be deducted from the account value and added to the loan principal and charged the same rate of interest as the loan principal in effect.

WHAT IS THE INTEREST RATE CREDITED TO A CERTIFICATE AS A RESULT OF A LOAN?

Interest credits which accrue on the loan principal shall be at a rate which is not less than [six] percent per year.

WHEN ARE LOAN INTEREST CREDITS AND LOAN INTEREST CHARGES ALLOCATED TO A CERTIFICATE?

Loan interest charges and loan interest credits are allocated monthly, at loan repayment, at certificate surrender and at death. Loan interest charges and loan interest credits are allocated to a certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

WHEN AND IN WHAT AMOUNT SHOULD LOAN REPAYMENTS BE MADE?

The loan principal and the accrued loan interest charges may be repaid in full or in part at any time before the insured's death so long as the insurance coverage under the certificate is in force. The loan may also be repaid within 60 days after the date of the insured's death, if we have not paid any of the death benefits under that certificate. Any loan repayment must be at least [$100] unless the balance due is less than [$100].

HOW DO LOAN REPAYMENTS AFFECT THE LOAN PRINCIPAL AND THE GUARANTEED ACCOUNT
VALUE?

Loan repayments are allocated to the guaranteed account value and increase the net cash value of a certificate by the amount of the loan repayment. The loan repayment will be applied first to reduce the amount of accrued loan interest charges. Any remaining portion of the repayment will then be used to reduce the loan principal.

WHAT HAPPENS IF A LOAN ON A CERTIFICATE IS NOT REPAID?

If a certificate has a loan principal, the certificate will remain in force so long as it has sufficient net cash value. If it does not have sufficient net cash value, it will lapse.

In this event, to keep a certificate in force, the owner will have to make a loan repayment. We will give the owner notice of our intent to terminate a certificate and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the warning notice of lapse.

Any loan outstanding at the time of the insured's death will reduce the death benefit and cash value.

TERMINATION

CAN GROUP INSURANCE COVERAGE BE CONTINUED ONCE THE INSURED'S ELIGIBILITY ENDS?

Yes. If the insured employee's eligibility under this group policy ends, the current group coverage may continue [unless this group policy has terminated or been amended to terminate the insured employee's insurance and there is a successor plan for the terminated insurance. Successor plan shall mean another insurer's insurance policy(ies) with a cash accumulation feature or an annuity contract(s) that replaces the insurance provided under this group policy.]

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

Insurance for an owner who meets these requirements will be automatically continued. We will bill the owner and all future premium payments will be paid directly to us.

The face amount of insurance will not change unless the insured employee requests a change. We reserve the right to alter the administration charge not to exceed [$4.00] per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.

WHEN DOES A CERTIFICATE OF INSURANCE UNDER THIS GROUP POLICY TERMINATE?

The insurance on the life of an insured will terminate on the earliest of:

     (1) 61 days after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deduction and no premium is paid during the grace period; or
     (2) the date this group policy terminates, unless continuation is in effect or available; or
     (3) the date an owner surrenders the certificate or requests that we terminate the insurance; or
     (4)  the 95th birthday of the insured; or
     (5) this group policy is amended to terminate insurance for the insured unless continuation is in effect or available.

WHEN DOES AN INSURED'S CERTIFICATE UNDER THIS GROUP POLICY MATURE?

An insured's certificate under this group policy matures in an amount equal to the certificate's net cash value upon the insured's 95th birthday.

WILL THE OWNER OF A CERTIFICATE RECEIVE NOTICE PRIOR TO THE TERMINATION OF INSURANCE?

If the owner's insurance will be terminated because the net cash value is less than that required to pay the monthly deduction, we will give the owner at least 61 days prior written notice of lapse before terminating the insurance.

CAN INSURANCE ON THE LIFE ON AN INSURED BE REINSTATED AFTER TERMINATION?

Insurance terminated due to the insufficiency of the net cash value to pay the monthly deduction may be reinstated. Reinstatement must occur while the insured is living, this group policy remains in force and at any time within three years from the date of lapse. Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on that certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement. If any loans and loan interest charges are not repaid, this indebtedness will be reinstated along with the insurance. No evidence of the insured's insurability will be required during the first 31 days following lapse, but will be required from the 32nd day to 3 years from the date of lapse.

WHEN DOES THIS GROUP POLICY TERMINATE?

You may terminate this group policy by giving us 31 days prior written notice. We reserve the right to terminate this group policy on the earliest of the following to occur:

     (1) [the aggregate face amount for all certificates under this group policy decreases by 10% in any 12 month period or below $1,000,000; or
     (2) the number of certificates under this group policy decreases by 10% in any 12 month period or below 25; or
     (3) 61 days after we provide notice of our intent to terminate this group policy.]

No individual may become insured under this group policy after the effective date of such a notice of termination.

WHAT HAPPENS TO ACCOUNT VALUES AT GROUP POLICY TERMINATION?

Account values attributable to the separate account will be valued as of the close of business on the distribution date or dates mutually agreed upon by you and us. For account values attributable to the guaranteed account, we reserve the right to delay the distribution for up to six months. This delayed distribution does not in any way continue or extend any insurance that has otherwise terminated due to termination of this group policy.

CONVERSION RIGHT

WHAT IS THE CONVERSION PRIVILEGE?

If an insured's eligibility ends or the group policy terminates, the insured/owner may convert the insurance under this group policy to a new individual life insurance policy with Securian Life or one of its associated companies. The insured/owner cannot convert to an individual policy and continue his or her group insurance under this policy.

[Also, if any portion of an insured's insurance is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under this group policy prior to the first reduction at age sixty, the insured/owner can convert the amount of the reduction to a new individual life insurance policy.]

[If an insured has received accelerated payment of the full amount of his or her death benefit, any child dependent insured under such insured's certificate will be allowed to convert any such insurance to a policy of individual life insurance with Securian Life or one of its associated companies.]

The insured/owner may convert the insurance under this group policy to any type of individual policy of life insurance then customarily issued by us or by one of our associated companies. The individual policy will not include any additional benefits, including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

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CAN THE INSURED/OWNER CONTINUE THE GROUP LIFE INSURANCE PROVIDED BY HIS OR HER
CERTIFICATE PRIOR TO CONVERSION?

Yes. If an insured/owner is eligible to convert the insurance under this group policy, the insured/owner may elect to continue such insurance under the group policy prior to converting to an individual policy by paying premiums directly to us. The insured/owner may continue such group life insurance for a period of up to one year at which time he or she may convert such insurance to an individual policy of permanent insurance with Securian Life or one of its associated companies. Such conversion shall be subject to the rest of this conversion privilege section. [Except for insurance that is eligible for conversion as a result of a reduction due to the age of the insured,] insurance may be continued beyond one year according to the terms of the section entitled "Can group insurance coverage be continued once the insured's eligibility ends?" The cost of insurance and administration fee for this continued coverage may be higher.

WHEN MUST ELECTION TO CONTINUE OR CONVERT INSURANCE BE MADE?

The insured/owner will be notified of his or her right to continue or convert the group life insurance provided by his or her certificate. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, the insured/owner will have 31 days from the date the insurance terminates to elect continuation or conversion. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to the insured/owner at the insured's/owner's last known address.

The continuation or conversion privilege is not available if the insured's/owner's coverage under this group policy terminates due to the insured's/owner's failure to make, when due, required premium contributions.

HOW DOES AN INSURED/OWNER CONVERT THE GROUP LIFE INSURANCE PROVIDED BY HIS OR HER CERTIFICATE?

An insured/owner converts the group life insurance provided by his or her certificate by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

HOW IS THE PREMIUM FOR THE INDIVIDUAL POLICY DETERMINED?

We base the premium for the individual policy on the plan of insurance, the insured's age, and the class of risk to which the insured belongs on the date of the conversion.

WHAT HAPPENS IF THE INSURED DIES DURING THE PERIOD ALLOWED FOR CONVERSION?

If the insured dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance the insured/owner would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to the insured's beneficiary named under this group policy. In no event will we be liable under both this group policy and the individual policy.

ADDITIONAL INFORMATION

WILL THIS GROUP POLICY RECEIVE EXPERIENCE CREDITS?

Each year we will determine if this group policy will receive an experience credit. Experience credits, if received, will be added to the account value of a certificate issued under this group policy or, if elected by the owner may be paid in cash. An experience credit applied to the account value will be allocated to the guaranteed account value or the sub-accounts of the separate account in accordance with the owner's current instructions for the allocation of net premiums. In the absence of such instructions, experience credits will be allocated to the guaranteed account and the separate account in the same proportion as those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

MAY AN OWNER ASSIGN ANY INTEREST UNDER THE CERTIFICATE ISSUED UNDER THIS GROUP POLICY?

[Yes. The assignment must be in writing and filed at our home office. We assume no responsibility for the validity or effect of any assignment. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.]

WHAT IF AN INSURED'S AGE IS MISSTATED?

If the age of the insured has been misstated, the death benefit and account value will be adjusted. The adjustment will be the difference between two amounts accumulated with interest. These two amounts are:

     (1)  the monthly cost of insurance charges that were paid; and
     (2) the monthly cost of insurance charges that should have been paid based on the insured's correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

WHEN DOES AN INSURED'S INSURANCE BECOME INCONTESTABLE?

After the insurance has been in force during the insured's lifetime for a two year period from the certificate date, we cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the cost of insurance on the insured's life. However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

[IS THERE A SUICIDE EXCLUSION?]

[If an insured dies by suicide within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for that insured. If there has been an increase in the face amount of insurance for which we required evidence of insurability, and if the insured dies by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase. The suicide exclusion period does not begin again upon reinstatement of an insured's insurance if his or her insurance has been reinstated.]

WILL THE PROVISIONS OF THIS GROUP POLICY CONFORM WITH STATE LAW?

Yes. If any provision in this group policy, or in the certificates issued under this group policy, is in conflict with the laws of the state governing this group policy or the certificates, the provision will be deemed to be amended to conform to such laws.

WHO HAS OWNERSHIP OF THIS GROUP POLICY?

The policyholder shown on the application attached to this group policy owns the group policy. The rights and benefits under the certificates are that of the owners of the certificates and of the insureds and beneficiaries as set forth in this group policy and in the certificates. In the event of a conflict between this group policy and a certificate of insurance issued hereunder, the terms of the certificate of insurance will govern.

ARE INSURANCE AND RELATED RECORDS OF THE POLICYHOLDER'S GROUP POLICY OPEN FOR INSPECTION?

Yes. Your records shall be open to inspection by us, at all reasonable times, for any purposes relating to the provisions of this group policy.

WILL THE INSURED RECEIVE A CERTIFICATE OF PARTICIPATION?

Yes. Within 30 days of the effective date of an owner's insurance, we will furnish the owner with a certificate of insurance.

DOES THE OWNER HAVE ANY ADDITIONAL VOTING RIGHTS?

Yes. If the owner has separate account units under this group policy, the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this group policy.

COULD THE PAYMENT OF PROCEEDS BE POSTPONED?

Normally, we will pay any proceeds within seven days after our receipt of all the documents required for such a payment. Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office. If such payments are based upon values which do not depend on the investment performance of the separate account, however, we reserve the right to defer payments, including loans, for up to six months from the date of the owner's request. In that case, if we postpone a payment other than a loan payment for more than 31 days, we will pay the owner interest at the greater of [three] percent per year or the rate required by law for the period beyond that time that payment is postponed. For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

COULD ANY PAYMENTS MADE UNDER THIS GROUP POLICY BE SUBJECT TO CLAIMS OF
CREDITORS?

To the extent permitted by law, neither this group policy, certificates issued under this group policy, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

WHEN WILL THIS GROUP POLICY BE ISSUED?

This group policy will be issued upon receipt of a signed policy application signed by a duly authorized officer of the group policyholder and acceptance by a duly authorized officer of Securian Life at our home office.

ARE GROUP POLICY CHANGES LIMITED?

We reserve the right to limit the number of changes to one per certificate year and to restrict such changes in the first certificate year. For this purpose, changes include increases or decreases in the face amount of insurance

                                     TABLE A

                         SECURIAN LIFE INSURANCE COMPANY

                              MAXIMUM MONTHLY RATE
                           ON A TOBACCO DISTINCT BASIS
                         PER $1,000 NET AMOUNT AT RISK*

                       MAXIMUM
 ATTAINED              MONTHLY
   AGE**                 RATE
-----------    -------------------------
               NON-TOBACCO     TOBACCO
               -----------   -----------
     0               0.203         0.203
     1               0.082         0.082
     2               0.078         0.078
     3               0.077         0.077
     4               0.074         0.074

     5               0.071         0.071
     6               0.068         0.068
     7               0.063         0.063
     8               0.062         0.062
     9               0.060         0.060

    10               0.061         0.061
    11               0.065         0.065
    12               0.073         0.073
    13               0.083         0.083
    14               0.094         0.094

    15               0.103         0.131
    16               0.112         0.144
    17               0.118         0.154
    18               0.122         0.162
    19               0.125         0.167

    20               0.127         0.170
    21               0.126         0.170
    22               0.124         0.168
    23               0.122         0.166
    24               0.120         0.163

    25               0.118         0.160
    26               0.115         0.158
    27               0.114         0.158
    28               0.115         0.158
    29               0.115         0.162

    30               0.117         0.166
    31               0.119         0.172
    32               0.123         0.179
    33               0.127         0.188
    34               0.133         0.199

    35               0.139         0.212
    36               0.148         0.228
    37               0.158         0.248
    38               0.168         0.270
    39               0.180         0.295

    40               0.194         0.324
    41               0.208         0.357
    42               0.224         0.390
    43               0.242         0.427
    44               0.260         0.467

    45               0.280         0.508
    46               0.302         0.553
    47               0.326         0.599
    48               0.351         0.650
    49               0.379         0.705

    50               0.411         0.765
    51               0.448         0.833
    52               0.489         0.910
    53               0.536         0.997
    54               0.588         1.091

    55               0.646         1.191
    56               0.708         1.295
    57               0.773         1.403
    58               0.844         1.515
    59               0.923         1.635

    60               1.013         1.769
    61               1.114         1.922
    62               1.232         2.098
    63               1.367         2.296
    64               1.518         2.513

    65               1.682         2.742
    66               1.857         2.978
    67               2.043         3.219
    68               2.243         3.468
    69               2.466         3.737

    70               2.736         4.035
    71               3.027         4.377
    72               3.346         4.768
    73               3.733         5.205
    74               4.160         5.688

    75               4.620         6.203
    76               5.107         6.730
    77               5.618         7.261
    78               6.158         7.800
    79               6.742         8.369

    80               7.391         8.990
    81               8.123         9.681
    82               8.954        10.456
    83               9.881        11.318
    84              10.886        12.233

    85              11.952        13.178
    86              13.065        14.140
    87              14.217        15.141
    88              15.408        16.191
    89              16.651        17.270

    90              17.958        18.430
    91              19.364        19.673
    92              20.928        21.093
    93              22.793        22.852
    94              25.257        25.257

* These are the guaranteed rates for standard lives. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco.
**  This is the insured's attained age as of the last certificate anniversary.

                              MAXIMUM MONTHLY RATE
                             ON A UNI-TOBACCO BASIS
                         PER $1,000 NET AMOUNT AT RISK*

                 MAXIMUM
 ATTAINED        MONTHLY
   AGE**          RATE
-----------    -----------
               UNI-TOBACCO
               -----------
     0               0.203
     1               0.082
     2               0.078
     3               0.077
     4               0.074

     5               0.071
     6               0.068
     7               0.063
     8               0.062
     9               0.060

    10               0.061
    11               0.065
    12               0.073
    13               0.083
    14               0.094

    15               0.108
    16               0.119
    17               0.128
    18               0.134
    19               0.139

    20               0.142
    21               0.142
    22               0.141
    23               0.139
    24               0.137

    25               0.134
    26               0.133
    27               0.133
    28               0.133
    29               0.135

    30               0.138
    31               0.142
    32               0.147
    33               0.154
    34               0.162

    35               0.171
    36               0.183
    37               0.196
    38               0.212
    39               0.230

    40               0.250
    41               0.272
    42               0.294
    43               0.318
    44               0.344

    45               0.373
    46               0.402
    47               0.433
    48               0.466
    49               0.503

    50               0.544
    51               0.591
    52               0.643
    53               0.703
    54               0.768

    55               0.837
    56               0.909
    57               0.984
    58               1.064
    59               1.153

    60               1.250
    61               1.360
    62               1.488
    63               1.634
    64               1.793

    65               1.967
    66               2.149
    67               2.340
    68               2.543
    69               2.768

    70               3.022
    71               3.314
    72               3.653
    73               4.040
    74               4.468

    75               4.928
    76               5.412
    77               5.914
    78               6.440
    79               7.008

    80               7.638
    81               8.350
    82               9.159
    83              10.061
    84              11.038

    85              12.073
    86              13.156
    87              14.278
    88              15.446
    89              16.668

    90              17.963
    91              19.364
    92              20.928
    93              22.793
    94              25.257

* These are the guaranteed rates for standard lives. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco.
**  This is the insured's attained age as of the last certificate anniversary.

                                     TABLE B

                         SECURIAN LIFE INSURANCE COMPANY

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
            CASH VALUE ACCUMULATION TEST ON A TOBACCO-DISTINCT BASIS

 ATTAINED               MINIMUM
    AGE              DEATH BENEFIT
-----------    -------------------------
               NON-TOBACCO     TOBACCO
               -----------
    10                 964%          799%
    11                 932%          773%
    12                 902%          747%
    13                 873%          722%
    14                 846%          698%

    15                 820%          676%
    16                 796%          656%
    17                 772%          637%
    18                 749%          618%
    19                 727%          600%

    20                 706%          583%
    21                 685%          566%
    22                 664%          549%
    23                 644%          533%
    24                 624%          517%

    25                 605%          501%
    26                 585%          485%
    27                 567%          470%
    28                 548%          455%
    29                 530%          440%

    30                 513%          426%
    31                 496%          412%
    32                 480%          399%
    33                 464%          386%
    34                 448%          374%

    35                 433%          362%
    36                 419%          350%
    37                 405%          339%
    38                 392%          328%
    39                 379%          318%

    40                 366%          308%
    41                 354%          298%
    42                 343%          289%
    43                 332%          280%
    44                 321%          272%

    45                 311%          264%
    46                 301%          256%
    47                 292%          249%
    48                 282%          242%
    49                 274%          235%

    50                 265%          229%
    51                 257%          223%
    52                 249%          217%
    53                 242%          211%
    54                 234%          205%

    55                 227%          200%
    56                 221%          195%
    57                 215%          190%
    58                 208%          186%
    59                 203%          182%

    60                 197%          177%
    61                 192%          173%
    62                 186%          169%
    63                 182%          166%
    64                 177%          162%

    65                 172%          159%
    66                 168%          156%
    67                 164%          153%
    68                 160%          150%
    69                 157%          147%

    70                 153%          144%
    71                 150%          142%
    72                 147%          139%
    73                 143%          137%
    74                 141%          135%

    75                 138%          133%
    76                 136%          131%
    77                 133%          129%
    78                 131%          128%
    79                 129%          126%

    80                 127%          124%
    81                 125%          123%
    82                 123%          121%
    83                 121%          120%
    84                 120%          119%

    85                 118%          117%
    86                 117%          116%
    87                 115%          115%
    88                 114%          114%
    89                 113%          112%

    90                 111%          111%
    91                 110%          110%
    92                 108%          108%
    93                 106%          106%
    94                 103%          103%

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
               CASH VALUE ACCUMULATION TEST ON A UNI-TOBACCO BASIS

 ATTAINED         MINIMUM
    AGE        DEATH BENEFIT
-----------    -------------
                UNI-TOBACCO
               -------------
    10                   898%
    11                   868%
    12                   840%
    13                   813%
    14                   787%

    15                   762%
    16                   739%
    17                   717%
    18                   696%
    19                   676%

    20                   656%
    21                   637%
    22                   618%
    23                   599%
    24                   581%

    25                   563%
    26                   545%
    27                   528%
    28                   511%
    29                   494%

    30                   478%
    31                   463%
    32                   448%
    33                   433%
    34                   419%

    35                   405%
    36                   392%
    37                   379%
    38                   367%
    39                   355%

    40                   344%
    41                   333%
    42                   323%
    43                   313%
    44                   303%

    45                   294%
    46                   285%
    47                   276%
    48                   268%
    49                   260%

    50                   253%
    51                   245%
    52                   238%
    53                   231%
    54                   225%

    55                   219%
    56                   213%
    57                   207%
    58                   202%
    59                   196%

    60                   191%
    61                   186%
    62                   182%
    63                   177%
    64                   173%

    65                   169%
    66                   165%
    67                   161%
    68                   158%
    69                   154%

    70                   151%
    71                   148%
    72                   145%
    73                   142%
    74                   140%

    75                   137%
    76                   135%
    77                   133%
    78                   130%
    79                   128%

    80                   126%
    81                   125%
    82                   123%
    83                   121%
    84                   120%

    85                   118%
    86                   117%
    87                   115%
    88                   114%
    89                   113%

    90                   111%
    91                   110%
    92                   108%
    93                   106%
    94                   103%

                                     TABLE C

                         SECURIAN LIFE INSURANCE COMPANY

          GUARANTEED FIXED PAID-UP FACTORS ON A TOBACCO-DISTINCT BASIS

 ATTAINED                MINIMUM
    AGE               DEATH BENEFIT
-----------    ---------------------------
                NON-TOBACCO      TOBACCO
               -------------   -----------
     0              12.90095      10.87124
     1              12.76865      10.70610
     2              12.41790      10.39115
     3              12.06720      10.07864
     4              11.71999       9.77093

     5              11.37555       9.46750
     6              11.03336       9.16798
     7              10.69412       8.87284
     8              10.35755       8.58184
     9              10.02718       8.29734

    10               9.70328       8.01945
    11               9.38848       7.74987
    12               9.08559       7.49039
    13               8.79673       7.24231
    14               8.52281       7.00613

    15               8.26379       6.78170
    16               8.01608       6.57932
    17               7.77939       6.38662
    18               7.55086       6.20147
    19               7.32907       6.02244

    20               7.11330       5.84830
    21               6.90251       5.67833
    22               6.69544       5.51140
    23               6.49184       5.34709
    24               6.29151       5.18531

    25               6.09497       5.02620
    26               5.90203       4.86969
    27               5.71283       4.71629
    28               5.52800       4.56624
    29               5.34806       4.41987

    30               5.17271       4.27760
    31               5.00232       4.13945
    32               4.83697       4.00553
    33               4.67671       3.87593
    34               4.52152       3.75065

    35               4.37152       3.62968
    36               4.22663       3.51297
    37               4.08685       3.40070
    38               3.95217       3.29281
    39               3.82242       3.18927

    40               3.69740       3.08996
    41               3.57713       2.99486
    42               3.46130       2.90385
    43               3.34981       2.81663
    44               3.24252       2.73308

    45               3.13922       2.65307
    46               3.03978       2.57636
    47               2.94406       2.50276
    48               2.85195       2.43212
    49               2.76325       2.36432

    50               2.67790       2.29925
    51               2.59581       2.23682
    52               2.51698       2.17704
    53               2.44134       2.11987
    54               2.36881       2.06530

    55               2.29933       2.01325
    56               2.23278       1.96355
    57               2.16900       1.91602
    58               2.10782       1.87047
    59               2.04913       1.82675

    60               1.99286       1.78475
    61               1.93897       1.74450
    62               1.88745       1.70602
    63               1.83832       1.66941
    64               1.79159       1.63471

    65               1.74722       1.60188
    66               1.70507       1.57078
    67               1.66499       1.54122
    68               1.62682       1.51303
    69               1.59045       1.48606

    70               1.55583       1.46025
    71               1.52317       1.43564
    72               1.49235       1.41236
    73               1.46332       1.39052
    74               1.43634       1.37024

    75               1.41139       1.35156
    76               1.38841       1.33450
    77               1.36728       1.31894
    78               1.34789       1.30475
    79               1.33020       1.29185

    80               1.31426       1.28031
    81               1.30026       1.27032
    82               1.28853       1.26223
    83               1.27958       1.25655
    84               1.27403       1.25398

    85               1.27272       1.25537
    86               1.27681       1.26186
    87               1.28807       1.27520
    88               1.30940       1.29838
    89               1.34576       1.33650

    90               1.40626       1.39868
    91               1.50934       1.50353
    92               1.69807       1.69406
    93               2.10158       2.09941
    94               3.36457       3.36459

    95               0.00000       0.00000

These factors are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco and an interest rate of 4%.

             GUARANTEED FIXED PAID-UP FACTORS ON A UNI-TOBACCO BASIS

 ATTAINED         MINIMUM
    AGE        DEATH BENEFIT
-----------    -------------
                UNI-TOBACCO
               -------------
     0              12.10052
     1              11.95281
     2              11.61524
     3              11.27877
     4              10.94638

     5              10.61743
     6              10.29147
     7               9.96912
     8               9.65011
     9               9.33748

    10               9.03142
    11               8.73419
    12               8.44815
    13               8.17508
    14               7.91569

    15               7.66992
    16               7.43758
    17               7.21656
    18               7.00422
    19               6.79917

    20               6.60024
    21               6.40608
    22               6.21560
    23               6.02854
    24               5.84470

    25               5.66392
    26               5.48637
    27               5.31242
    28               5.14257
    29               4.97702

    30               4.81593
    31               4.65954
    32               4.50773
    33               4.36065
    34               4.21855

    35               4.08118
    36               3.94856
    37               3.82078
    38               3.69775
    39               3.57947

    40               3.46588
    41               3.35680
    42               3.25207
    43               3.15143
    44               3.05471

    45               2.96173
    46               2.87238
    47               2.78642
    48               2.70369
    49               2.62406

    50               2.54749
    51               2.47387
    52               2.40319
    53               2.33541
    54               2.27049

    55               2.20835
    56               2.14881
    57               2.09171
    58               2.03685
    59               1.98411

    60               1.93344
    61               1.88479
    62               1.83817
    63               1.79365
    64               1.75125

    65               1.71089
    66               1.67248
    67               1.63588
    68               1.60090
    69               1.56745

    70               1.53550
    71               1.50508
    72               1.47629
    73               1.44926
    74               1.42408

    75               1.40077
    76               1.37929
    77               1.35953
    78               1.34138
    79               1.32479

    80               1.30981
    81               1.29665
    82               1.28566
    83               1.27734
    84               1.27235

    85               1.27150
    86               1.27596
    87               1.28754
    88               1.30910
    89               1.34563

    90               1.40623
    91               1.50933
    92               1.69808
    93               2.10157
    94               3.36457

    95               0.00000

These factors are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco and an interest rate of 4%.

                                     TABLE D

                         SECURIAN LIFE INSURANCE COMPANY

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
                   GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST

 ATTAINED        APPLICABLE
    AGE          PERCENTAGE
-----------    -------------
     0                   250%
     1                   250%
     2                   250%
     3                   250%
     4                   250%
     5                   250%
     6                   250%
     7                   250%
     8                   250%
     9                   250%
    10                   250%
    11                   250%
    12                   250%
    13                   250%
    14                   250%
    15                   250%
    16                   250%
    17                   250%
    18                   250%
    19                   250%
    20                   250%
    21                   250%
    22                   250%
    23                   250%
    24                   250%
    25                   250%
    26                   250%
    27                   250%
    28                   250%
    29                   250%
    30                   250%
    31                   250%
    32                   250%
    33                   250%
    34                   250%
    35                   250%
    36                   250%
    37                   250%
    38                   250%
    39                   250%
    40                   250%
    41                   243%
    42                   236%
    43                   229%
    44                   222%
    45                   215%
    46                   209%
    47                   203%
    48                   197%
    49                   191%
    50                   185%
    51                   178%
    52                   171%
    53                   164%
    54                   157%
    55                   150%
    56                   146%
    57                   142%
    58                   138%
    59                   134%
    60                   130%
    61                   128%
    62                   126%
    63                   124%
    64                   122%
    65                   120%
    66                   119%
    67                   118%
    68                   117%
    69                   116%
    70                   115%
    71                   113%
    72                   111%
    73                   109%
    74                   107%
    75                   105%
    76                   105%
    77                   105%
    78                   105%
    79                   105%
    80                   105%
    81                   105%
    82                   105%
    83                   105%
    84                   105%
    85                   105%
    86                   105%
    87                   105%
    88                   105%
    89                   105%
    90                   105%
    91                   104%
    92                   103%
    93                   102%
    94                   101%

                INTEREST PAYMENT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of a certificate and us. Withdrawal of proceeds may be made in amounts of at least [$500]. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

Principal Held At Interest (Withdrawable): Principal will be held by the Company at interest for [2 years, 5 years or for your lifetime,] with interest payable monthly, quarterly, semi-annually or annually. Or the interest could be added to the principal sum and bear interest at the same rate. Interest would be considered "withdrawable". Withdrawable would mean that any accruing interest would be reportable for tax purposes. You would, also, have the option of withdrawing the funds at any time without any interest penalty.

              FIXED PERIOD ANNUITY SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable in monthly installments for a specified number of years, from one to twenty years.

          Principal & Interest Paid In Monthly Payments (Specific Number of Years): Principal and interest would be held by the Company to be paid in monthly installments for a specific number of years. The following is based on the guaranteed rate. (Benefits may be higher based on the rates currently offered by the company.) The monthly payment for each $1,000 of insurance would be:

                   YEARS PAYABLE              MONTHLY PAYMENT PER $1,000
                          1                            $   85.15
                          2                                43.42
                          3                                29.52
                          4                                22.58
                          5                                18.42
                         10                                10.12
                         15                                 7.40
                         20                                 6.06

                         LIFE ANNUITY SETTLEMENT OPTIONS
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant's death.

     Annuity: Principal would be used to purchase an annuity. Monthly installments would be payable to you for as long as you live. You may choose varying periods certain. In which case, if you should die prior to the period certain, the commuted value of the remaining payments certain would be payable to your beneficiary. Monthly payments are dependent upon your date of birth.

     Example:

     If the insured elects an annuity as his/her settlement option, the monthly benefit would be calculated in the following manner:

     The principal amount is multiplied by the factor found on the attached table and divided by 1,000.

     For example, assume an annuitant, age 55 with $20,000 of principal who elects:

           (a)   a life only annuity
                           ($20,000 * 6.19)/l,000 = $123.80 monthly income

           (b)   ten year certain and life annuity
                           ($20,000 * 6.13)/l,000 = $122.60 monthly income

         The interest rates used to calculate the annuity factors are adjusted as market interest rates fluctuate. The table provided was calculated assuming an interest rate of 6.05%.

                                      5 YEAR CERTAIN    10 YEAR CERTAIN     15 YEAR CERTAIN    20 YEAR CERTAIN
         AGE            LIFE ONLY        AND LIFE           AND LIFE            AND LIFE           AND LIFE
         ---            ---------     --------------    ---------------     ---------------    ---------------
          40                5.43            5.43               5.42               5.40               5.38
          41                5.47            5.46               5.45               5.43               5.41
          42                5.50            5.50               5.48               5.46               5.44
          43                5.54            5.53               5.52               5.50               5.47
          44                5.58            5.57               5.56               5.53               5.50
          45                5.62            5.61               5.59               5.57               5.53
          46                5.66            5.65               5.64               5.60               5.56
          47                5.71            5.70               5.68               5.64               5.60
          48                5.76            5.75               5.72               5.69               5.64
          49                5.81            5.80               5.77               5.73               5.68
          50                5.86            5.85               5.82               5.78               5.72
          51                5.92            5.91               5.88               5.83               5.76
          52                5.98            5.97               5.93               5.88               5.80
          53                6.05            6.03               5.99               5.93               5.85
          54                6.12            6.10               6.06               5.99               5.90

                                      5 YEAR CERTAIN    10 YEAR CERTAIN     15 YEAR CERTAIN    20 YEAR CERTAIN
         AGE            LIFE ONLY        AND LIFE           AND LIFE            AND LIFE           AND LIFE
         ---            ---------     --------------    ---------------     ---------------    ---------------
          55                6.19            6.18               6.13               6.05               5.95
          56                6.27            6.25               6.20               6.11               6.00
          57                6.36            6.34               6.27               6.18               6.05
          58                6.45            6.42               6.35               6.25               6.11
          59                6.54            6.52               6.44               6.32               6.16
          60                6.65            6.62               6.53               6.39               6.22
          61                6.76            6.73               6.63               6.47               6.28
          62                6.88            6.84               6.73               6.56               6.33
          63                7.01            6.96               6.84               6.64               6.39
          64                7.15            7.10               6.95               6.73               6.45
          65                7.30            7.24               7.07               6.82               6.51
          66                7.46            7.39               7.20               6.91               6.56
          67                7.63            7.55               7.33               7.01               6.62
          68                7.81            7.72               7.47               7.10               6.67
          69                8.01            7.90               7.62               7.20               6.72
          70                8.22            8.10               7.77               7.29               6.77
          71                8.46            8.32               7.93               7.39               6.81
          72                8.71            8.54               8.09               7.48               6.85
          73                8.98            8.79               8.26               7.58               6.89
          74                9.28            9.05               8.44               7.66               6.92
          75                9.60            9.32               8.62               7.75               6.94
          76                9.95            9.62               8.80               7.83               6.97
          77               10.32            9.93               8.98               7.90               6.99
          78               10.73           10.26               9.16               7.97               7.01
          79               11.17           10.61               9.34               8.03               7.02
          80               11.65           10.97               9.51               8.08               7.03
          81               12.17           11.35               9.67               8.13               7.04
          82               12.73           11.75               9.83               8.17               7.05
          83               13.33           12.16               9.98               8.20               7.05
          84               13.98           12.58              10.11               8.23               7.06
          85               14.68           13.00              10.24               8.25               7.06

         PAYMENTS OF A SPECIFIED AMOUNT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Monthly payments of a specified amount until the proceeds and interest are fully paid.

[SECURIAN(TM) LOGO]

400 Robert Street North  -  St. Paul, Minnesota 55101-2098

VARIABLE GROUP UNIVERSAL LIFE INSURANCE POLICY  -  NONPARTICIPATING